Exhibit 1.4

CDC Corporation to hold Q2 2006 Earnings Conference Call
on August 22nd, 2006 at 9:00 am EDT

Hong Kong, Beijing, Atlanta — August 14, 2006 — CDC Corporation (NASDAQ: CHINA) will hold a conference call to discuss the company’s second quarter 2006 earnings and operating results on Tuesday, August 22nd, 2006, at 9:00 am EDT. (Asian participants should note this is 9:00 pm Hong Kong time). An earnings release will precede the call, posting to the wires after 7:30 am EDT.

To listen, call the access number a few minutes before the scheduled start time of the call.

Date: Tuesday, August 22nd, 2006, Time: 9:00 am EDT
USA and CANADA Toll Free Number: +1 877 692 2592
US Toll Number: +1 973 582 2700

The conference ID number is # 7744290 and the call leader is Mr. Scot McLeod.
Webcast Link:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=78433&eventID=1369287

For those unable to call in, a digital instant replay will be available after the call until September 15, 2006.

US-based Toll Free Number: +1 877 519 4471

US-based Toll Number: +1 973 341 3080

Passcode or PIN #: 7744290

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA — News), please visit www.cdccorporation.net.

About China.com Inc.
China.com Inc. ( HK GEM Stock Code: 8006; website: www.inc.china.com ), a leading Online game, MVAS and Internet services company operating principally in China, and a 77%-owned subsidiary of CDC Corporation, was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

About CDC Mobile
CDC Mobile is the wholly owned subsidiary of China.com Inc and is focused on providing MVAS products to subscribers in China.

About CDC Games

CDC Games Limited is focused on building a diversified mix of online game assets and strategic alliances and is a wholly owned subsidiary of China.com Inc. CDC Games is one of the market leaders of online and mobile games in China with over 30 million registered users.

About CDC Software

CDC Software, The Customer-Driven Company™, is a provider of comprehensive enterprise software applications and services designed to help businesses thrive and become customer-driven market leaders. The company’s industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. CDC Software’s product suite includes Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions. CDC Software is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

For further information, please contact:

Media Relations Scot McLeod CDC Corporation +1 770-351-9600 Email: scotmcleod@cdcsoftware.com	Investor Relations Craig Celek CDC Corporation +1 212-661-2160 Email: craig.celek@cdccorporation.net